EXHIBIT 23.7

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc., reference to H.J. Gruy and Associates, Inc., and inclusion of and reference to our report, or information contained therein, dated February 16, 2004, prepared for Range Resources Corporation in this Registration Statement on Form S-4 of Range Resources Corporation for the filing dated on or about July 29, 2004, and the related Prospectus (collectively, the “Registration Statement”), in the Range Resources Corporation Annual Report on Form l0-K/A for the year ended December 31, 2003, and in the “Experts” section of the Registration Statement.

H.J. GRUY AND ASSOCIATES, INC.
	By:	/s/ Sylvia Castilleja
Sylvia Castilleja, P.E.
Senior Vice President

Houston, Texas July 28, 2004